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                                                                   EXHIBIT 10.32

                                    AMENDMENT
                                       TO
                   FASTFORWARD NETWORK, INC.'S 1998 STOCK PLAN


The FastForward Network, Inc.'s 1998 Stock Plan is hereby amended effective October 30, 2000 as follows (the "Plan"):

A. Section 12 "Definitions" is amended by adding the following definitions:

"Cause" means (i) any act of personal dishonesty taken by the Optionee in connection with his responsibilities as an Employee and intended to result in substantial personal enrichment of the Optionee, (ii) the conviction of a felony, (iii) a willful act by the Optionee that constitutes gross misconduct and that is injurious to the Company, (iv) for a period of not less than thirty
(30) days following delivery to the Optionee of a written demand for performance from the Company that describes the basis for the Company's belief that the Optionee has not substantially performed his duties, continued violations by the Optionee of the Optionee's obligations to the Company that are demonstrably willful and deliberate on the Optionee's part or (v) as otherwise provided in a Stock Option Agreement.

"Change in Control" means the occurrence of any of the following:

        (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company's then outstanding voting securities entitled to vote generally in the election of directors;


        (ii) Any action or event occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);


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        (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls such surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, such surviving entity or entity that controls such surviving entity outstanding immediately after such merger or consolidation; or

        (iv) The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets.


B. Section 8 "Adjustment of Shares" is hereby amended by changing the heading to "Adjustment of Shares, Change in Control and Excise Tax" and by adding the following new Sections 8(d) and (e):

        (d) Change in Control. Notwithstanding the exercise or vesting periods set forth in the Plan or any Stock Option Agreement or Stock Purchase Agreement or other related agreement, exercise of an Option or purchase of shares shall be subject to the following:

                             If the Company or any successor thereto terminates the Optionee's or Purchaser's employment without Cause within twelve (12) months following a Change in Control, the Optionee's Options or Purchaser's Shares, as the case may be and any restricted stock acquired upon exercise of the Optionee's Options or otherwise granted under the Plan shall become 100% vested and exercisable, and any rights of repurchase shall lapse and Purchaser's Shares shall become vested; provided, however, that no such acceleration shall occur in the event that it would preclude accounting for any business combination of the Company involving a Change in Control as a "pooling of interests."

               (e)  Excise Tax.

                             Notwithstanding any other provisions of the Plan or any Stock Option Agreement or Stock Purchase Agreement, or other related agreement, in the event that any payment or benefit received or to be received by the Optionee or Purchaser, as applicable (whether pursuant to the terms of the Plan or other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (all such payments and benefits being hereinafter called "Total Payments") would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the payment or benefit received or to be received by the Optionee or Purchaser, as the


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                             case may be (whether pursuant to the terms of the
                             Plan, any Stock Option Agreement, Stock Purchase Agreement or other related agreement) shall be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Optionee would be subject in respect of such unreduced Total Payments).

                             Unless the Company and the Optionee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Optionee or Purchaser, as applicable, and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Optionee or Purchaser, as applicable, shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.